UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2013

FNBH BANCORP, INC.

(Exact name of Registrant as specified in its charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-25752 (Commission File No.)	38-2869722 (IRS Employer Identification No.)

101 East Grand River, Howell, Michigan (Address of Principal Executive Offices)	48843 (Zip Code)

517-546-3150

(Registrant's Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry into a Material Definitive Agreement

In Current Reports on Form 8-K filed by FNBH Bancorp, Inc. (the "Company") on June 14, 2013 and August 8, 2013, the Company disclosed that it had entered into a series of agreements to sell shares of its Series B Mandatorily Convertible Non-Cumulative Junior Participating Preferred Stock (the "Preferred Stock") to various investors in a private placement transaction, subject to the satisfaction of certain conditions.

On December 11, 2013, the Company entered into a series of new subscription agreements with various accredited investors pursuant to which the Company has agreed to sell additional shares of Preferred Stock that will result in aggregate gross proceeds to the Company from such new subscription agreements of approximately $0.5 million. Together with the gross proceeds to be received by the Company pursuant to the subscription agreements described in the Current Reports filed June 14, 2013, and August 8, 2013, the total gross proceeds to the Company from this private placement transaction are expected to be approximately $17.5 million. After payment of estimated offering expenses of approximately $1.1 million, the Company expects to receive net proceeds of approximately $16.4 million.

The terms and conditions of the Preferred Stock are set forth in the Certificate of Designation of Mandatorily Convertible Non-Cumulative Junior Participating Preferred Stock, Series B, of FNBH Bancorp, Inc. filed with the State of Michigan on December 2, 2013, and attached as Exhibit 3.1 to the Current Report on Form 8-K filed by the Company on December 6, 2013. The Preferred Stock is convertible into shares of the Company's common stock at a rate reflecting a price per share of common stock of $0.70, subject to certain anti-dilution adjustments. The conversion into common stock will take place automatically upon the approval by the Company's shareholders of additional shares of authorized common stock. Until converted into common stock, the Preferred Stock has terms that are substantially identical to the terms applicable to the Company's outstanding common stock with respect to dividends, distributions, voting, and other matters. For matters submitted to a vote of the holders of the Company's common stock, including the proposal to authorize additional shares of common stock, the Preferred Stock will vote with the common stock, as a single class, as if the Preferred Stock was already converted into common stock. The shares of Preferred Stock issued by the Company in this private placement transaction are convertible into approximately 25.0 million shares of the Company's common stock.

The foregoing description of the material terms of the subscription agreements does not purport to be a complete description of the rights and obligations of the parties involved and is qualified in its entirety by reference to the full text of the terms of the subscription agreements.

Item 3.02 Unregistered Sales of Equity Securities

The disclosure set forth under Item 1.01 of this Current Report on Form 8-K is incorporated in this Item 3.02 by reference.

In connection with sale of the shares of Preferred Stock described in Item 1.01 above, the Company will rely upon the exemption from securities registration afforded by Rule 506 of Regulation D as promulgated by the SEC under the Securities Act of 1933, as amended (the "Securities Act"), and/or Section 4(2) of the Securities Act. The shares were offered to a limited number of persons, all of whom are accredited investors, and transfer of the shares will be restricted by the Company in accordance with the requirements of the Securities Act.

Item 7.01 Regulation FD Disclosure

On December 11, 2013, the Company closed the private placement transaction described in Item 1.01 above by issuing a total of approximately 17,500 shares of Preferred Stock in exchange for aggregate gross proceeds to the Company of approximately $17.5 million.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FNBH BANCORP, INC.

Dated: December 11, 2013	/s/ Ronald L. Long
	By:	Ronald L. Long
	Its:	Chief Executive Officer

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